Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092
Telepone (770) 242-8723 Fax (770) 242-8639

Guided Therapeutics to Develop Esophageal Cancer Product; Acquires Intellectual Property Rights from Konica Minolta

NORCROSS, GA (February 6, 2013) – -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP), today announced it has acquired world-wide rights to develop a non-invasive esophageal cancer detection product from Konica Minolta. The product will be based on Guided Therapeutics’ patented biophotonic technology platform.

Under terms of the agreement, Guided Therapeutics acquired both the rights it had licensed to Konica Minolta, and the rights to certain intellectual property invented by Konica Minolta. Upon FDA approval, Konica Minolta would receive a royalty for its licensed intellectual property, if used in the final product. In addition, Guided Therapeutics will now have full worldwide sales and marketing rights, as opposed to a royalty only, as was anticipated under the previous arrangement.

“Konica Minolta has been an excellent partner in helping us to jump start the development of this promising early cancer detection technology, by contributing significant resources directly to Guided Therapeutics in the form of non-dilutive funding,” said Mark L. Faupel, Ph.D., CEO and President of Guided Therapeutics. “The potential market for this product is significant and we believe that the best way to maximize shareholder value is to complete product development independently using the two companies’ combined intellectual property. At the same time, we also reserve the option to partner with a new, more healthcare-focused company.”

Going forward, Guided Therapeutics will be responsible for the clinical, regulatory and product development process. Devices and other resources to be used for clinical trials, which could begin later this year, are already at or near completion. In order to complete development of the product, the company has made progress toward securing additional funding, which could come either from a new potential partner or other sources.

“Having access to the intellectual property necessary for commercializing the product, especially at this latter stage of its development, optimizes shareholder value in our platform technology,” said Dr. Faupel. “The recent good news from FDA that our esophageal cancer detection product is a non-significant risk and does not require an investigational device exemption also supports this value proposition.”

According to the World Health Organization esophageal cancer ranks just below cervical cancer in newly diagnosed cases. New cases of esophageal cancer are estimated at 410,000 worldwide, with more than 16,000 new cases a year and more than 14,000 deaths in the U.S. alone. Barrett’s esophagus is believed to be caused by excessive acid reflux.

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Guided Therapeutics – KM Agreement

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About The Technology Platform

The Guided Therapeutics disease detection platform, which consists of a base unit and single-patient-use calibration disposable, scans tissue with light to identify cancer and pre-cancer painlessly and non-invasively. The proprietary, patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike traditional tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly, unnecessary testing.

The first product developed from the technology is the LuViva® Advanced Cervical Scan. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics – 770-242-8723